Exhibit 99.1

Texas Rare Earth Resources Corp., 3 Riverway, Suite 1800, Houston, TX 77056

For more information contact: Company: Investor Relations:
Marc LeVier, Chief Executive Officer Deborah K. Pawlowski, Kei Advisors LLC Phone: (361) 790-5246 Phone: (716) 843-3908 Email: mlevier@texasrareearth.com Email: dpawlowski@keiadvisors.com

Texas Rare Earth Resources Corp. Names Former Newmont Metallurgical Head Marc LeVier Chief Executive Officer

Houston, TX. and Denver, Co, May 3, 2011--Texas Rare Earth Resources Corp. (OTCQB:TRER), a heavy rare earths mining company, today announced that Marc LeVier, has joined Texas Rare Earth Resources Corp as its Chief Executive Officer. Mr. LeVier was also named to the company’s Board of Directors. Mr. LeVier previously served for 16 years as Senior Director of Metallurgical Services for Newmont Mining Corporation (NYSE:NEM) and will now lead Texas Rare Earth Resources development of its Round Top Mountain rare earth-beryllium-uranium project that includes niobium, tantalum and gallium.

With 40 years experience in advanced process engineering, Mr. LeVier spent the last 22 years with Newmont in several professional capacities. As head of Metallurgical Research and Development, he led the world-class research team in the development of processes for resources which have become Newmont's primary producing properties today. These include the development of the Gold Quarry refractory ore treatment plant (ROTP) at the Carlin Trend in Nevada, the Batu Hijau porphyry copper-gold mine in Indonesia, the heap leach operations at Minera Yanacocha in Peru, the Ahafo operations in Ghana, the Phoenix operation in Nevada, and the Boddington operation in Australia. Additionally, Mr. LeVier led teams in the development of the former operations at Minahasa in Indonesia and the Zarafshan-Newmont Joint Venture heap leach operation in Uzbekistan.

Mr. LeVier commented, "I believe Texas Rare Earth is ideally positioned to be the leading global supplier of strategic heavy rare earths. Round Top Mountain is a world-class multi-metal deposit, unique in its geologic setting, and a massive host of heavy rare earth elements. These elements are essential to the security of our country. I am extremely excited to join Texas Rare Earth’s management team to build not only a leader in the rare earths supply chain but a leader in all aspects of the mining industry."

In his career, Mr. LeVier has developed and led multi-disciplinary teams in hydrometallurgical, chemical and engineering design processes for base metals, industrial minerals, uranium, coal, iron ore, and precious metals. He has published and presented numerous technical papers on metallurgical research and process development. His contributions are further acknowledged in the process patents that were granted to Newmont in the areas of biooxidation, whole ore roasting, and pressure oxidation of gold ores. He developed Newmont's expertise in the use of alternative lixiviants, such as thiosulfate, thiocyanate, and thiourea in the leaching of gold ores. The Newmont metallurgical team also led the industry in the development and use of membrane technology in the treatment of process solutions along with other proprietary water treatment methods to allow responsible discharge of solutions to the environment.

During his leadership over the past two decades, the Newmont R&D team led innovations in-house and also at the university level. Mr. LeVier is internationally recognized for his management and leadership skills and has

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Texas Rare Earth Resources Corp Names Former Newmont Metallurgical Head Marc LeVier Chief Executive Officer May 3, 2011 Page 2 of 2

served on Industrial Advisory Boards at Montana Tech, South Dakota School of Mines & Technology, Virginia Tech, Michigan Tech, and the University of Arizona. He has also served on the AMIRA BOD, which is an international collaborative research group based in Australia, and the Society for Mining, Metallurgy and Exploration BOD. Mr. LeVier will continue to serve in his advisory board capacities as well as on the Montana Tech Foundation Board of Directors. Mr. LeVier is a member of the Mining and Metallurgical Society (MMSA) and served as its President for four years.

Mr. LeVier holds both a Bachelors and Master’s degree in Metallurgical Engineering from Michigan Technological University. He previously worked for Exxon Minerals Company, Joy Manufacturing Corporation and Derrick Manufacturing Corporation.  He served in the U.S. Army Corps of Engineers during the Vietnam era.

Daniel Gorski, the Company’s former CEO who has moved to the position of Chief Operating Officer, commented, “Marc LeVier is a renowned leader in the mining industry and this should be regarded as a very strong endorsement of our Round Top Project and the seriousness of our intent to grow Texas Rare into a major mining company. Marc’s breadth of experience on world-class projects and his proven technical ability to solve complex challenges will be invaluable as we develop Round Top and beyond.”

The company is opening a new office in Denver to centralize executive operations.

Forward-Looking Information

This press release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "projects," "expects," "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this press release.

About Texas Rare Earth

Texas Rare Earth Resources Corp. has a 20-year lease on and is developing a significant rare earth-beryllium-uranium property located in Hudspeth County, Texas, some 85 miles east of El Paso, Texas. Independently published data indicates the property may contain more than one billion metric tons of rhyolite containing low-grade rare earths with a 67% ratio of heavy to light rare earths. Prior data from earlier exploratory work also indicates what management believes to be a potentially large high-grade beryllium resource. Uranium is present in the deposit and preliminary sampling shows grades of over 1% U exposed in the mine. Texas Rare Earth Resources Corp.'s primary focus is developing its Round Top Mountain rare earth-uranium-beryllium project which also includes niobium, tantalum and gallium. Texas Rare Earth's common stock trades on the OTCQB Market tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website at http://www.texasrareearth.com.

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